Exhibit 99.1

TRAFFIX

Joshua B. Gillon

CONTACT:

Traffix, Inc.

(845) 620-1212 ext. 205
joshg@traffixinc.com

KCSA

Todd Fromer/ Erika Levy

CONTACT:	(212) 682-6300 ext. 215/208
tfromer@kcsa.com/ elevy@kcsa.com
http://www.kcsa.com

TRAFFIX ANNOUNCES FORMAL LAUNCH OF EZ-TRACKS.COM

NEW MUSIC DOWNLOAD SITE GENERATING FOUR MILLION MONTHLY PAGE VIEWS

Pearl River, NY – January 13, 2004, Traffix, Inc. (NASDAQ:TRFX), a leading Internet marketing company, announced today the formal launch of www.EZ-Tracks.com, the Company’s newest web destination consisting of approximately 30,000 downloadable songs covering a variety of genres including pop, classical, jazz, country, holiday, children’s, lounge, inspirational and others. EZ- Tracks.com, which is generating more than 4 million monthly page views and 300,000 unique monthly registered users after a preliminary test period, adds an exciting and popular new content channel to Traffix’s growing portfolio of on-line destinations.

“Currently, Traffix owns and operates a wide array of web destinations that appeal to a broad demographic of consumers both on-line and off-line, including sweepstakes,  education, dating, games, finance, and entertainment among others. Through our proprietary ad-serving optimization technology,  we are generating sales and highly targeted leads for our clients through advertisements we serve at these various sites. The addition of a dynamic, new music destination like EZ Tracks to our portfolio of web properties has added a significant amount of traffic and broad new demographic targets for our on-line marketing businesses,” said Traffix CEO, Jeffrey Schwartz.

The Company noted that in addition to the vast number of songs available for legal downloads, the EZ-Tracks website features email greeting cards with music that plays when opened.  Traffix anticipates expanding the content available on the site in the coming months to include ringtones for cellular phones, spoken word files, such as books and famous speeches, music videos and additional catalogs and categories of music.

The Company stated that its content partner for the new website is Madacy Entertainment Group, Ltd., the top independently distributed music label in North America for the past several years.  Traffix announced the formal website launch in conjunction with its entry into a partnership agreement for the website with Madacy pursuant to which Traffix will own 50.5% of the partnership and Madacy, a Canadian company, will own 49.5%.  Traffix is responsible for managing the operations of the business, including generating traffic to the website, as well as selling advertising on the site, which is currently the primary source of revenue.  Madacy is providing on an exclusive basis for downloading its inventory of music, consisting of approximately 50,000 songs covering a variety of genres including pop, classical, jazz, country, holiday, children’s, lounge, inspirational and others.  In addition, Madacy Entertainment provides the partnership an extensive library of music licensed from other parties.  The website went live for testing approximately six months ago, and as of December is generating approximately four million monthly page views, and 300,000 fully registered new customers per month.

Commenting on the new arrangement, Mr. Jeffrey Schwartz, Chairman and CEO of Traffix stated, “We have been working on this project for almost a year in an effort to create a new website using the Madacy music content to attract a high volume of consumer traffic that is responsive to our targeted advertising.  By integrating our proprietary ad-serving optimization technology into the new website, we leveraged one of our core competencies and were able to keep start-up costs to a reasonable level.  Based on the results, it appears that consumers are attracted to the website’s music content, and are responsive to the advertising.”  Mr. Schwartz continued, “Critical to the success of this business is our ability to continue to generate web traffic on a cost-effective basis.  Using a variety of on-line media, including deploying the expertise of our newly acquired search engine marketing subsidiary, SendTraffic, Inc., we believe we can continue to achieve that objective.”

Commenting on Traffix’s 2005 fiscal year, Mr. Schwartz stated, “EZ-Tracks is currently operating at an annual gross revenue run rate of approximately $6 million, with a gross profit margin slightly higher than our historical gross profit margins from our website marketing operations.  Although there can be no assurances, we believe that these run rates can be maintained for the full fiscal year, and that additional content and other features on EZ-Tracks should help us exceed them.  In addition, under the direction of our Chief Marketing Officer, Ken Auerfeld, Traffix anticipates the roll-out of additional content-rich websites during fiscal 2005 based on substantially the same business model and technology platform.”

The Company noted that since it is using its recently acquired subsidiary, SendTraffic.com, to help drive consumer traffic to EZ-Tracks, a portion of the cost of sales incurred by EZ-Tracks will represent revenue to SendTraffic; this in turn will result in certain intercompany eliminations.  The Company also noted that it expects to consolidate the financial results of the EZ-Tracks partnership with Traffix’s financial statements, and that Madacy’s minority interest in the net income of the EZ-Tracks partnership will be accounted for in Traffix’s income statement as a pre-tax expense item.

With respect to the relationship with Madacy, Mr. Schwartz stated, “Madacy has been a tremendous partner during this development stage of the process.  Their access to desirable content combined with their marketing and creative prowess should enable us to grow this business beyond its current scope.  It is a pleasure to work with such a first-class operation.”

Mr. Harris Sterling,   Executive Vice President of Madacy Entertainment, commented, “EZ-Tracks is an exciting, creative experience that permits users access to music downloads and an ever-expanding list of other fun internet-related options.  EZ-Tracks clearly provides its users with some of the best value and diversity available on the Web today.  We are very pleased to be associated with a professional, creative partner like Traffix.  In a few short months, they have successfully turned an interesting business concept into a viable Internet business which we believe has tremendous marketing potential.”

About Traffix, Inc.:

Traffix is a leading Internet marketing company that owns and operates a vast network of entertaining web destinations that provide compelling content to millions of consumers.  Traffix generates targeted leads and sales for its clients through advertisements served on Traffix’s websites via Traffix’s proprietary ad-serving optimization technology.  Traffix is a member of the ESPC division of the NAI, an organization committed to providing consumers with clear explanations of Internet advertising practices.  For more information about Traffix, Inc., visit the website @ www.traffixinc.com.

About Madacy Entertainment Group, Ltd.:

Madacy Entertainment Group, Ltd. was founded in Montreal in 1980 to address a need in the marketplace for affordable music for the retail mass-market. A leading marketer of music and video, Madacy accounts for almost two per cent of all records sold in the $13 billion United States music market and has the unique distinction of being ranked the # 1 independently distributed label in North America for seven consecutive years.  Madacy has also been cited as the top independent label by the National Association of Recording Merchandisers (NARM), Billboard Magazine and Transworld Entertainment.  For more information about Madacy Entertainment Group, Ltd., visit the website @ www.madacy.com.

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This release contains certain forward-looking statements and information relating to Traffix that are based on the beliefs of Traffix’s management, as well as assumptions made by and information currently available to the Company.  Such statements reflect the current views of the Company with respect to future events and are subject to certain assumptions, including those described in this Release.  Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected.  The Company does not intend to update these forward-looking statements prior to announcement of its year-end fiscal 2004 results.

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